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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Shares, par value $0.01 per share	34,500,000	$11.00	$379,500,000	$51,763.80

(1)
Includes 4,500,000 shares of common stock which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.

(2)
This filing fee is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933 and relates to the registration statement on Form S-3 (File No. 333-182280) filed by Kosmos Energy Ltd. on June 22, 2012.

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-182280

Prospectus Supplement
(To Prospectus dated June 22, 2012)

30,000,000 Shares

Kosmos Energy Ltd.

Common Shares

        The selling shareholders identified in this prospectus supplement are offering 30,000,000 common shares, par value $0.01 per share. We will not receive any of the proceeds from the sale of the common shares.

        Our common shares are listed on The New York Stock Exchange under the symbol "KOS." The last reported sale price of our common shares on The New York Stock Exchange on February 14, 2013 was $11.30 per share.

        Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 5 of the accompanying prospectus.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Shareholders

Per Common Share	$11.00	$0.4125	$10.5875

Total	$330,000,000	$12,375,000	$317,625,000

        Certain of the selling shareholders have granted the underwriters the right to purchase, within a period of 30 days beginning on the date of this prospectus supplement, up to 4,500,000 additional common shares, solely to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus supplement with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority, the Registrar of Companies of Bermuda nor any other relevant Bermuda authority or government body accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

        Delivery of the common shares will be made on or about February 21, 2013.

Joint Bookrunning Managers

Citigroup	Credit Suisse	Barclays

Joint Lead Managers

BNP PARIBAS	BofA Merrill Lynch	HSBC	SOCIETE GENERALE

Co-Managers

Blackstone Capital Markets	Standard Chartered	Scotiabank/Howard Weil

Credit Agricole CIB	Standard Bank	Natixis

        The date of this prospectus supplement is February 14, 2013

        We and the selling shareholders have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling shareholders are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates. The terms "Kosmos," "we," "us," and "our" refer to Kosmos Energy Ltd. and our subsidiaries unless the context otherwise requires. The term "selling shareholders" refers, collectively, to the selling shareholders named in this prospectus supplement under the caption "Principal and Selling Shareholders."

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information and Incorporation of Information by Reference" in this prospectus supplement and in the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain estimates and forward-looking statements. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

        Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;

  •
  uncertainties inherent in making estimates of our oil and natural gas data;

  •
  the successful implementation of our and our block partners' prospect discovery and development and drilling plans;

  •
  projected and targeted capital expenditures and other costs, commitments and revenues;

  •
  termination of or intervention in concessions, rights or authorizations granted by the governments of Ghana, Cameroon, Mauritania, Morocco or Suriname (or their respective national oil companies) or any other federal, state or local governments or authorities, to us;

  •
  our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;

  •
  the ability to obtain financing and to comply with the terms under which such financing may be available;

  •
  the volatility of oil and natural gas prices;

ii

  •
  the availability, cost, function and reliability of developing appropriate infrastructure around and transportation to our discoveries and prospects;

  •
  the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

  •
  other competitive pressures;

  •
  potential liabilities inherent in oil and natural gas operations, including drilling risks and other operational and environmental hazards;

  •
  current and future government regulation of the oil and gas industry;

  •
  cost of compliance, and our and our partners' ability to comply, with laws and regulations;

  •
  changes in environmental, health and safety or climate change laws, greenhouse gas regulation or the implementation, or interpretation, of those laws and regulations;

  •
  environmental liabilities;

  •
  geological, reservoir, technical, drilling, production and processing problems;

  •
  military operations, civil unrest, terrorist acts, wars or embargoes;

  •
  the cost and availability of adequate insurance coverage;

  •
  our vulnerability to severe weather events;

  •
  our ability to meet our obligations under the agreements governing our indebtedness;

  •
  the availability and cost of financing and refinancing our debt; and

  •
  other risk factors discussed in the "Risk Factors" sections of our Annual Report on Form 10-K/A for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

        The words "believe," "may," "will," "aim," "estimate," "continue," "anticipate," "intend," "expect," "forecast," "plan" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

iii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus, or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, this summary does not contain all of the information that may be important to you or that you should consider before investing in our common shares. You should read carefully this entire prospectus supplement and the accompanying prospectus, our Annual Report on Form 10-K/A for the year ended December 31, 2011, and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, which are described under "Where You Can Find More Information and Incorporation of Information by Reference" in this prospectus supplement and in the accompanying prospectus.

Kosmos Energy Ltd.

Overview

        We are an independent oil and gas exploration and production company currently focused on frontier and emerging areas in Africa and South America. Our asset portfolio includes existing production and other major project developments offshore Ghana, as well as exploration licenses offshore Morocco, Suriname and Mauritania and onshore Cameroon. Kosmos' common shares are listed on The New York Stock Exchange ("NYSE") under the ticker symbol "KOS."

        Following our formation in 2003, we acquired our initial portfolio of exploration licenses and established a new, major oil province in West Africa with the discovery of the Jubilee Field within the Tano Basin offshore Ghana in 2007. This was the first of our discoveries offshore Ghana; it was one of the largest oil discoveries worldwide in 2007 and is considered one of the largest finds offshore West Africa during the last decade. Oil production from the Jubilee Field commenced on November 28, 2010, and exited 2012 with production of approximately 110,000 barrels of oil per day.

        In the near-term, we are focused on maximizing production from the Jubilee Field, progressing the appraisal and development of our other discoveries in Ghana as well as the acquisition, exploration, appraisal and development of existing and new opportunities. We are also focused on identifying, capturing and testing additional high-potential prospects to grow reserves and production.

Our Competitive Strengths

  World-class portfolio of high quality assets in key strategic regions

        Proved reserves from the Jubilee Field, our initial discovery, are comprised of over 95% oil. We expect our other Ghana discoveries, as well as our Ghana, Cameroon, Morocco, Suriname and Mauritania prospects, to maintain a primarily oil-weighted composition. Due to its geographic location, oil from the Jubilee Field is indexed to Dated Brent, its reference commodity price. The geographic location of our assets enables broad distribution to the major consuming markets of North America, Asia and Europe, providing marketing flexibility.

  Well-defined, low-risk, near-term growth plan

        Our plan for continuing to develop the Jubilee Field provides significant current and long-term production and cash flows that are expected to support our growth plans. We are developing the Jubilee Field in phases, which has allowed us to (i) achieve first oil production from Phase 1 on a faster timeline than traditional development techniques and (ii) de-risk the development of future phases. We have received an approval for the Phase 1A plan of development of the Jubilee Field, with production from Phase 1A commencing in late 2012. Additional phases of development at the Jubilee Field are anticipated to fully develop the field, as well as to maintain and further grow production from the field. In addition to the Jubilee Field, we are in various stages of appraising our Tweneboa,

Enyenra, Ntomme ("TEN") and Wawa and Mahogany, Teak and Akasa ("MTA") discoveries. During 2012, we submitted a declaration of commerciality and plan of development over the TEN discoveries and are awaiting approval from the government of Ghana.

  Significant upside potential from exploratory assets

        Since our inception, we have focused on acquiring petroleum contracts in frontier and emerging petroleum basins. This focus has led to the assembly of a hydrocarbon asset portfolio with significant upside potential and attractive fiscal terms. We believe our existing licenses offer substantial opportunities for growth as a result of numerous high-value exploration prospects.

  Strong financial position

        We have demonstrated the ability to successfully raise capital, having raised approximately $621 million in our initial public offering ("IPO") in May 2011, a $2.0 billion commercial debt facility ("RBL") in March 2011 and a $300 million revolving credit facility ("RCF") in November 2012. At December 31, 2012, we had approximately $515 million in cash and cash equivalents and approximately $600 million in available borrowing capacity under our facilities.

  Experienced management team

        We are led by an experienced management team with a successful track record. Our management team has an average of over 20 years of industry experience and has participated in discovering and developing multiple large-scale upstream projects around the world totaling over five billion barrels of oil equivalent. Our experience, industry relationships and technical expertise are our core competitive strengths and will continue to be crucial to our success.

Our Business Strategy

  Grow proved reserves and production through exploration, appraisal and development

        We plan to continue to produce and further develop the Jubilee Field, while completing appraisal and development of our existing discoveries (Tweneboa, Enyenra, Ntomme and Wawa in the Deepwater Tano Block offshore Ghana ("DT Block") and Mahogany, Teak and Akasa in the West Cape Three Points Block offshore Ghana ("WCTP Block")). In the event of a declaration of commerciality and/or approval of a plan of development, we intend to develop these discoveries to grow proved reserves and production. We also plan to drill exploration prospects in our asset portfolio, with the intent to further grow proved reserves and production should discoveries be made.

  Apply our technically-driven culture, which fosters innovation and creativity, to continue our successful exploration and development program

        We differentiate ourselves from other E&P companies through our approach to exploration and development. Our geoscientists, petroleum engineers and major projects personnel are pivotal to the success of our business strategy. We have created an environment that enables them to focus their knowledge, skills and experience on finding and developing oil fields. Culturally, we have an open, team-oriented work environment that fosters both creative and contrarian thinking. This approach allows us to fully consider and understand risk and reward and to deliberately and collectively pursue strategies that maximize value. We used this philosophy and approach to make discoveries in and produce from the Tano Basin offshore Ghana, a significant new petroleum system the industry previously did not consider either prospective or commercially viable.

  Focus on optimally developing our discoveries to initial production

        We focus on maximizing returns through development designed to deliver early learnings and production. There are numerous benefits to pursuing a phased development to support our production growth plan. Importantly, a phased development strategy can provide for first oil production earlier than could otherwise be possible using traditional development techniques, which are disadvantaged by more time-consuming, costly and sequential appraisal and pre-development activities. In certain circumstances, we believe a phased approach can optimize full-field development through a better understanding of dynamic reservoir behavior and allows numerous activities to be performed in a parallel rather than a sequential manner. In contrast, a traditional development approach consists of full appraisal, conceptual engineering, preliminary engineering, detail engineering, procurement and fabrication of facilities, development drilling and installation of facilities for the full-field development, all performed in sequence, before first production is achieved. This adds considerably more time to the development timeline. A phased approach maximizes net asset value by refining appraisal and development plans based on experience gained in initial phases of production and by leveraging existing infrastructure as subsequent phases of development are implemented. Production and reservoir performance from the initial phase are monitored closely to determine the most efficient and effective techniques to maximize the recoverability of reserves in the most economic manner. Other benefits include minimizing upfront capital costs, reducing execution risks through smaller initial infrastructure requirements, and enabling cash flow from the initial phase of production to fund a portion of capital costs for subsequent phases.

        For example, first oil production from the Jubilee Field commenced on November 28, 2010, and we received our first oil revenues in early 2011. The development timeline from discovery to first oil was significantly less than the industry average of seven to ten years and set a record for a deepwater development at this water depth in West Africa. The condensed timeline reflects the lessons learned by members of our experienced management while leading other large scale deepwater developments, such as Ceiba offshore Equatorial Guinea and Neptune and Mensa in the U.S. Gulf of Mexico.

  Identify, access and explore emerging regions and hydrocarbon plays

        Our management and exploration team has demonstrated an ability to identify regions and hydrocarbon plays that yield multiple large commercial discoveries. We will continue to utilize our systematic and proven geologically focused approach to emerging petroleum systems where geological data suggests hydrocarbon accumulations are likely to exist, but where commercial discoveries have yet to be made. We believe this approach reduces the exploratory risk in poorly understood, under-explored or otherwise overlooked hydrocarbon basins that offer significant oil potential. This was the case with respect to the Late Cretaceous stratigraphy of West Africa, the niche in which we chose to initially focus. Many of our licenses share similar geologic characteristics focused on untested structural-stratigraphic traps. This exploration focus has proved successful, with the discovery of the Jubilee Field ushering in a new level of industry interest in Late Cretaceous petroleum systems across the Atlantic Margin, including play types that had previously been largely ignored.

        This approach and focus, coupled with a first-mover advantage, provide a competitive advantage in identifying and accessing new strategic growth opportunities. We expect to continue to seek new opportunities where oil has not been discovered or produced in meaningful quantities by leveraging the skills of our experienced technical team. This includes our existing areas of interest as well as selectively expanding into other regions and play types.

        We may farm-in to new venture opportunities to undertake exploration in emerging basins, new plays and fairways to enhance and optimize our portfolio. Consistent with this strategy, we may also evaluate potential corporate and asset acquisition opportunities as a source of new ventures to support and expand our asset portfolio.

Recent Developments

        The following are significant events which have transpired since the filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012:

  •
  During 2012, we had six liftings of crude oil from the Jubilee Field.

  •
  In November 2012, we submitted a declaration of commerciality and plan of development (PoD) over the TEN discoveries on the DT Block. The PoD for TEN plans for a flexible and expandable development, with an initial base capacity of 80,000 barrels of oil per day. The final development concept is subject to approval from the government of Ghana.

  •
  Drilling of the Okure-1 exploration well on the DT Block was completed in December 2012. The well encountered non-commercial reservoirs and accordingly was plugged and abandoned. Total well related costs incurred from inception will be reflected in exploration expenses in our consolidated financial statements for the year ended December 31, 2012.

  •
  The Sapele-1 exploration well on the DT Block was spud in December 2012. The well, which is targeting multiple Turonian-aged reservoirs, is being drilled in a water depth of approximately 1,840 meters. Drilling at the well has reached a depth of approximately 3,900 meters. The primary target encountered a high-quality water-bearing reservoir. Drilling operations at Sapele-1 are continuing to additional reservoir intervals, with total depth for the well planned to be approximately 4,100 meters. The well is expected to reach its total depth in the first quarter of 2013.

  •
  On November 23, 2012, we entered into the RCF with certain financial institutions as lenders therein. The total size of the RCF is $300 million, with $260 million of commitments initially available to us and an additional $40 million of commitments being available if such lenders choose to increase their commitments or if commitments from new financial institutions are added. In connection with the RCF, we also amended and restated the RBL to cancel $500 million of unused commitments, cancel the uncommitted $1.0 billion accordion and add certain financial covenants, among other things.

  •
  The Sipo-1 exploration well on the Ndian River Block is expected to be spud in February 2013. The well is expected to reach its target depth in the first quarter of 2013.

  •
  In November 2012, we closed an agreement with Chevron Global Energy Inc. ("Chevron") under which we assigned half of our interest in Block 42 and Block 45, offshore Suriname, to Chevron. Each party now has a 50% working interest in Block 42 and Block 45.

  •
  At December 31, 2012, Netherland, Sewell & Associates, Inc., our independent reserve engineering firm ("NSAI"), estimates that our proved reserves were comprised of 42 million barrels of oil and 9 billion cubic feet of natural gas, totaling 43 million barrels of oil equivalent. At December 31, 2012, NSAI estimates that our proved developed reserves were 33 million barrels of oil equivalent, and our proved undeveloped reserves were 10 million barrels of oil equivalent.

  •
  In January 2013, we relinquished the discovery area associated with the Banda discovery on the WCTP Block, as we do not consider this discovery to be commercially viable. This relinquishment is not expected to impact our consolidated financial statements for the quarter ended March 31, 2013, as we have previously recorded the unsuccessful well costs associated with the Banda-1 exploration well as exploration expenses.

  •
  In September 2012, we exercised our option under the reconnaissance contract covering the Tarhazoute Offshore area offshore Morocco to enter into a petroleum agreement for this area. We anticipate we will be the operator of the license under this petroleum agreement and hold a 75% participation interest.

Corporate Information

        We were incorporated pursuant to the laws of Bermuda as Kosmos Energy Ltd. in January 2011 to become a holding company for Kosmos Energy Holdings. Kosmos Energy Holdings was formed as an exempted company limited by guarantee pursuant to the laws of the Cayman Islands on March 5, 2004. Pursuant to the terms of a corporate reorganization that was completed simultaneously with the closing of our IPO, all of the membership interests in Kosmos Energy Holdings were exchanged for newly issued common shares of Kosmos Energy Ltd. and as a result, Kosmos Energy Holdings became a wholly-owned subsidiary of Kosmos Energy Ltd.

        We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. The telephone number of our principal executive offices is (441) 295-1422. Our U.S. subsidiary maintains its headquarters at 8176 Park Lane, Suite 500, Dallas, Texas 75231 and its telephone number is (214) 691-5200. Our web site is www.kosmosenergy.com. The information on our web site does not constitute part of this prospectus supplement or accompanying prospectus.

The Offering

Issuer	Kosmos Energy Ltd., incorporated pursuant to the laws of Bermuda.
Common shares offered by the selling shareholders

30,000,000 common shares, par value $0.01 per share. Certain of the selling shareholders have granted to the underwriters an option to purchase up to 4,500,000 additional common shares on the same terms and conditions, to cover over-allotments, if any, for a period of 30 days from the date of this prospectus supplement.

Common shares issued and outstanding	388,691,763 common shares, par value $0.01 per share, as of December 31, 2012.
Trading symbol for our common shares	Our common shares are listed on the NYSE under the symbol "KOS."
Use of Proceeds	We will not receive any of the proceeds from the sale of the common shares.
Conflicts of Interest

Affiliates of Blackstone Advisory Partners L.P. own in excess of 10% of our outstanding common shares and as selling shareholders will receive part of the net proceeds from this offering. Because Blackstone Advisory Partners L.P. is an underwriter and its affiliates are expected to receive more than 5% of the net proceeds of this offering, Blackstone Advisory Partners L.P. is deemed to have a "conflict of interest" under Rule 5121 ("Rule 5121") of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market," as defined in Rule 5121, exists for our common shares. Blackstone Advisory Partners L.P. will not make sales to discretionary accounts without the prior written consent of the customer.

Risk Factors

An investment in our common shares involves certain risks. You should carefully consider the risks described under "Item 1A. Risk Factors" of our Annual Report on Form 10-K/A for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, as well as other information included in this prospectus supplement or the accompanying prospectus or incorporated by reference into the accompanying prospectus, before making a decision to purchase the common shares offered hereby. Additional risks and uncertainties that we do not know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

        The number of common shares that will be outstanding after this offering is based on 388,691,763 of our common shares outstanding as of December 31, 2012 and excludes 7,050,610 common shares reserved for the potential vesting of previously awarded restricted stock units and grants of future awards under our Long Term Incentive Plan.

        All applicable share, per share and related information in this prospectus supplement speaks as of December 31, 2012, unless otherwise indicated.

Summary Consolidated Financial Data

        The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our quarterly and annual reports filed with the Securities and Exchange Commission (the "SEC") and incorporated by reference in this prospectus supplement and the accompanying prospectus.

        The summary consolidated financial data as of and for the years ended December 31, 2011, 2010 and 2009 were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of and for the nine months ended September 30, 2012 and 2011 were derived from unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for any other period or the entire year ending December 31, 2012.

Consolidated Statements of Operations Data:

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011(1)	2011(1)	2010	2009
	Unaudited
	(In thousands, except share and per share data)
Revenues and other income:
Oil and gas revenue	$450,360	$446,914	$666,912	$—	$—
Interest income	1,165	7,459	9,093	4,231	985
Other income	930	735	775	5,109	9,210

Total revenues and other income	452,455	455,108	676,780	9,340	10,195
Costs and expenses:
Oil and gas production	71,791	58,481	83,551	—	—
Exploration expenses, including dry holes	93,904	104,657	126,409	73,126	22,127
General and administrative	114,788	72,140	113,579	98,967	55,619
Depletion and depreciation	128,442	88,960	140,469	2,423	1,911
Amortization—deferred financing costs	6,582	13,999	16,193	28,827	2,492
Interest expense	43,717	55,239	65,749	59,582	6,774
Derivatives, net	26,407	5,250	11,777	28,319	—
Loss on extinguishment of debt	—	59,643	59,643	—	—
Doubtful accounts expense	—	(39,782)	(39,782)	39,782	—
Other expenses, net	728	(18)	149	1,094	46

Total costs and expenses	486,359	418,569	577,737	332,120	88,969

Income (loss) before income taxes	(33,904)	36,539	99,043	(322,780)	(78,774)
Income tax expense (benefit)	64,730	48,505	76,686	(77,108)	973

Net income (loss)	(98,634)	(11,966)	22,357	(245,672)	(79,747)
Accretion to redemption value of convertible preferred units	—	(24,442)	(24,442)	(77,313)	(51,528)

Net loss attributable to common shareholders/unit holders	$(98,634)	$(36,408)	$(2,085)	$(322,985)	$(131,275)

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011(1)	2011(1)	2010	2009
	Unaudited
	(In thousands, except share and per share data)
Net income (loss) per share attributable to common shareholders, as restated(2):
Basic	$(0.27)	$0.00	$0.09

Diluted	$(0.27)	$0.00	$0.09

Weighted average number of shares used to compute net income (loss) per share, as restated(2):
Basic	371,140	368,035	368,474

Diluted	371,140	369,952	368,607

(1)
Pursuant to the terms of our corporate reorganization that was completed simultaneously with the closing of our IPO on May 16, 2011, all of the interests in Kosmos Energy Holdings were exchanged for newly issued common shares of Kosmos Energy Ltd. based on these interests' relative rights as set forth in Kosmos Energy Holdings' then-current operating agreement. This included convertible preferred units of Kosmos Energy Holdings which were redeemed upon the consummation of the qualified public offering (as defined in the operating agreement in effect prior to the IPO) into common shares of Kosmos Energy Ltd. based on the pre-offering equity value of such interests.

(2)
For the year ended December 31, 2011 and the nine months ended September 30, 2011, we have presented net income (loss) per share attributable to common shareholders (including weighted average number of shares used to compute net income (loss) per share attributable to common shareholders) from the date of our corporate reorganization, May 16, 2011, to December 31, 2011 and September 30, 2011, respectively. For the periods presented prior to our corporate reorganization, we do not calculate historical net income (loss) per share attributable to common shareholders because we did not have a common unit of ownership in those periods.

Consolidated Balance Sheets Data:

	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009
	Unaudited
	(In thousands)
Cash and cash equivalents	$399,650	$656,442	$673,092	$100,415	$139,505
Total current assets	742,071	1,096,983	1,112,481	559,920	256,728
Total property and equipment, net	1,490,400	1,131,006	1,377,041	998,000	604,007
Total assets	2,319,160	2,290,827	2,551,934	1,691,535	1,022,057
Total debt	1,000,000	1,000,000	1,110,000	1,045,000	285,000
Total liabilities	1,346,936	1,326,126	1,531,208	1,327,440	426,669
Total shareholders' equity/unit holdings equity	972,224	964,701	1,020,726	(614,411)	(217,856)
Total liabilities, convertible preferred units and shareholders' equity/unit holdings equity	2,319,160	2,290,827	2,551,934	1,691,535	1,022,057

Consolidated Statements of Cash Flows Data:

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	Unaudited
	(In thousands)
Net cash provided by (used in):
Operating activities	$150,110	$267,146	$364,909	$(191,800)	$(27,591)
Investing activities	(304,800)	(194,027)	(385,140)	(589,975)	(500,393)
Financing activities	(118,752)	482,908	592,908	742,685	519,695

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common shares.

PRICE RANGE OF OUR COMMON SHARES

        Our common shares are traded on the NYSE under the symbol "KOS." On February 14, 2013, the last reported sale price for our common shares on the NYSE was $11.30 per share. As of December 31, 2012, we had approximately 217 shareholders of record. The following table sets forth, for the periods indicated, the reported high and low sale prices for our common shares.

	Price Range
	High	Low
Year ending December 31, 2013
First Quarter (through February 14, 2013)	$13.05	$11.04
Year ended December 31, 2012
Fourth Quarter	$12.65	$9.55
Third Quarter	11.75	8.19
Second Quarter	13.70	10.03
First Quarter	15.13	12.30
Year ended December 31, 2011
Fourth Quarter	$16.55	$10.10
Third Quarter	17.40	10.61
Second Quarter (from May 12, 2011)	19.45	16.49

DIVIDEND POLICY

        At the present time, we intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business. Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under the Bermuda Companies Act, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due or that the realizable value of our assets would thereafter be less than the aggregate of our liabilities, issued share capital and share premium accounts. Certain of our subsidiaries are also currently restricted in their ability to pay dividends to us pursuant to the terms of our commercial debt facility and revolving credit facility unless we meet certain conditions, financial and otherwise. Any decision to pay dividends in the future is at the discretion of our board of directors and depends on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

PRINCIPAL AND SELLING SHAREHOLDERS

        As of December 31, 2012, we had 388,691,763 common shares outstanding, which are our only outstanding voting securities. The following table sets forth certain information with respect to the beneficial ownership of our common shares, on a fully-diluted basis, as of December 31, 2012, for:

  •
  each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common shares;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  each selling shareholder.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares that may be acquired by an individual or group within 60 days of December 31, 2012, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The underwriters of this offering have an option to purchase up to 4,500,000 additional common shares to cover over-allotments, if any. The following table assumes that such option will not be exercised.

        Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all common shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas, 75231.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering**
			Number of Shares Being Offered**
Name and Address of Beneficial Owner	Number	Percent		Number	Percent
Directors and Named Executive Officers
John R. Kemp III(1)	770,140	*	—	770,140	*
Richard Billing Dearlove	—	—	—	—	—
David I. Foley(2)	—	—	—	—	—
David B. Krieger(3)	—	—	—	—	—
Joseph P. Landy(3)	—	—	—	—	—
Prakash A. Melwani(2)	—	—	—	—	—
Adebayo O. Ogunlesi	1,369,216	*	—	1,369,216	*
Lars H. Thunell	—	—	—	—	—
Chris Tong(4)	60,003	*	—	60,003	*
Christopher A. Wright	667,407	*	—	667,407	*
Brian F. Maxted(5)	13,887,461	3.57%	1,061,461	12,826,000	3.30%
Dennis C. McLaughlin(6)	763,860	*	—	763,860	*
W. Greg Dunlevy(7)	9,197,384	2.37%	720,585	8,476,799	2.18%
Paul Dailly(8)	7,741,847	1.99%	579,408	7,162,439	1.84%
William S. Hayes(9)	1,674,702	*	80,000	1,594,702	*
Other Selling Shareholders
Marvin M. Garrett(10)	1,630,405	*	103,726	1,526,679	*
Eric Haas(11)	365,062	*	41,620	323,442	*

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering**
			Number of Shares Being Offered**
Name and Address of Beneficial Owner	Number	Percent		Number	Percent
Five Percent Shareholders
Warburg Pincus Funds(3)	154,379,137	39.72%	15,077,261	139,301,876	35.84%
Blackstone Funds(2)	126,310,180	32.50%	12,335,939	113,974,241	29.32%

*
Denotes less than 1% of common shares beneficially owned.

**
Assumes no exercise of the underwriters' over-allotment option.

(1)
Includes (i) 17,964 restricted shares held by Mr. Kemp, (ii) 278,250 common shares, 26,579 common shares, 26,579 common shares, 26,579 common shares, 26,579 common shares and 278,250 common shares held by John R. Kemp, III, Trustee of the John R. Kemp, III 2011 Grantor Retained Annuity Trust; John R. Kemp, IV, Trustee of the John R. Kemp, IV 2011 Trust No. 1; John R. Kemp, IV, Trustee of the John R. Kemp, IV 2011 Trust No. 2; Rhonda N. Kemp, Trustee of the Rhonda N. Kemp 2011 Trust No. 1; Rhonda N. Kemp, Trustee of the Rhonda N. Kemp 2011 Trust No. 2; Rosalind I. Kemp, Trustee of the Rosalind I. Kemp 2011 Grantor Retained Annuity Trust, respectively, each an entity of which Mr. Kemp is a beneficial owner and (iii) 1,800 common shares held by Mr. Kemp's wife.

(2)
The Blackstone Funds (as hereinafter defined) are comprised of the following entities: Blackstone Capital Partners (Cayman) IV L.P. ("BCP IV"), Blackstone Capital Partners (Cayman) IV-A L.P. ("BCP IV-A"), Blackstone Family Investment Partnership (Cayman) IV-A L.P. ("Family"), Blackstone Participation Partnership (Cayman) IV L.P. ("Participation") and Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P. ("Family SMD", and together with BCP IV, BCP IV-A, Family and Participation, the "Blackstone Funds"). The Blackstone Funds beneficially own (i) 118,316,712 shares, which are held by BCP IV, (ii) 1,929,515 shares, which are held by BCP IV-A, (iii) 3,120,870 shares, which are held by Family, (iv) 351,839 shares, which are held by Participation and (v) 2,591,244 shares, which are held by Family SMD. Blackstone Management Associates (Cayman) IV L.P. ("BMA") is a general partner of each of BCP IV and BCP IV-A. Blackstone LR Associates (Cayman) IV Ltd. ("BLRA") and BCP IV GP L.L.C. are general partners of each of BMA, Family and Participation. Blackstone Holdings III L.P. is the sole member of BCP IV GP L.L.C. and a shareholder of BLRA. Blackstone Holdings III L.P. is indirectly controlled by The Blackstone Group L.P. and is owned, directly or indirectly, by Blackstone professionals and The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn, wholly owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, Mr. Schwarzman is a director and controlling person of BLRA. Family SMD is controlled by its general partner, Blackstone Family GP L.L.C., which is in turn wholly owned by Blackstone's senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. Mr. Foley and Mr. Melwani are senior managing directors of Blackstone Group Management L.L.C. and neither is deemed to beneficially own the shares beneficially owned by the Blackstone Funds. The address of each of the Blackstone Funds, BMA and BLRA is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and the address for Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. The number of common shares being offered includes (i) 11,555,266 common shares by BCP IV, (ii) 188,444 common shares by BCP IV-A, (iii) 304,796 common shares by Family, (iv) 34,362 common shares by Participation and (v) 253,071 common shares by Family SMD. Should the underwriters' over-allotment option be exercised, the Blackstone Funds will provide up to 1,874,229 common shares to be sold pursuant to this option.

  (3)
  The Warburg Pincus Funds are comprised of the following entities: Warburg Pincus International Partners, L.P., a Delaware limited partnership, and two affiliated partnerships ("WPIP") who collectively hold 77,189,575 shares, and Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, and two affiliated partnerships ("WP VIII") who collectively hold 77,189,562 shares. Warburg Pincus Partners LLC, a New York limited liability company ("WP Partners") is the general partner of WPIP and WP VIII. Warburg Pincus & Co., a New York general partnership ("WP") is the managing member of WP Partners. WPIP and WP VIII are managed by Warburg Pincus ("WP LLC"). Mr. Landy and Mr. Krieger are directors of Kosmos Energy Ltd. Mr. Landy is a Managing General Partner of WP and a Managing Member and Co-President of WP LLC. Mr. Krieger is a Partner of WP and a Managing Director and Member of WP LLC. All shares indicated as owned by Messrs. Landy and Krieger are included because of their affiliation with the Warburg Pincus Funds. Charles R. Kaye is also a Managing General Partner of WP and a Managing Member and Co-President of WP LLC and, together with Mr. Landy, may be deemed to control the Warburg Pincus Funds. Messrs. Kaye, Landy and Krieger disclaim beneficial ownership of all shares held by the Warburg Pincus Funds. The address of the Warburg Pincus Funds is 450 Lexington Avenue, New York, New York 10017. The number of common shares being offered includes (i) 7,538,631 common shares by WPIP and (ii) 7,538,630 common shares by WP VIII. Should the underwriters' over-allotment option be exercised, the Warburg Pincus Funds will provide up to 2,290,725 common shares to be sold pursuant to this option.

  (4)
  Includes 16,150 restricted shares held by Mr. Tong.

  (5)
  Includes (i) 2,588,235 restricted shares held by Mr. Maxted and (ii) 6,729,864 common shares held by Maxted Family Investments, Ltd., an entity of which Mr. Maxted is a beneficial owner. All of the common shares being offered are being offered by Mr. Maxted and not Maxted Family Investments, Ltd. Should the underwriters' over-allotment option be exercised, Mr. Maxted will provide up to 161,270 common shares to be sold pursuant to this option.

  (6)
  Includes 29,412 restricted shares held by Mr. McLaughlin. Excludes restricted share units held by Mr. McLaughlin.

  (7)
  Includes (i) 1,552,941 restricted shares held by Mr. Dunlevy, (ii) 1,865,579 common shares held by 2008 Carnegie, Ltd., an entity of which Mr. Dunlevy is a beneficial owner and (iii) 1,000,000 common shares pledged by Mr. Dunlevy to a lender as collateral for a term loan provided by such lender to Mr. Dunlevy. The number of common shares being offered includes (i) 540,439 common shares by Mr. Dunlevy and (ii) 180,146 common shares by 2008 Carnegie, Ltd. Should the underwriters' over-allotment option be exercised, Mr. Dunlevy and 2008 Carnegie, Ltd. will provide up to 79,415 common shares to be sold pursuant to this option.

  (8)
  Includes (i) 1,552,941 restricted shares held by Mr. Dailly, (ii) 1,514,666 common shares held by Dailly-Simmie Ventures Ltd., an entity of which Mr. Dailly is a beneficial owner, and (iii) 1,000,000 common shares pledged by Mr. Dailly to a lender as collateral for a term loan provided by such lender to Mr. Dailly. Excludes restricted share units held by Mr. Dailly. All of the common shares being offered are being offered by Mr. Dailly and not Dailly-Simmie Ventures Ltd. Should the underwriters' over-allotment option be exercised, Mr. Dailly will provide up to 88,031 common shares to be sold pursuant to this option.

  (9)
  Includes (i) 916,780 restricted shares held by Mr. Hayes and (ii) 374,003 common shares pledged by Mr. Hayes to a lender as collateral for a term loan provided by such lender to Mr. Hayes and his wife. Excludes restricted share units held by Mr. Hayes. Should the underwriters' over-allotment option be exercised, Mr. Hayes will not provide any common shares to be sold pursuant to this option.

  (10)
  Includes (i) 492,988 restricted shares held by Mr. Garrett, and (ii) 1,053,147 common shares held by MBG DaddyRabbit, L.P., an entity of which Mr. Garrett is a beneficial owner. Excludes restricted share units held by Mr. Garrett. The number of common shares being offered includes (i) 50,000 common shares by Mr. Garrett and (ii) 53,726 common shares by MBG DaddyRabbit, L.P. Should the underwriters' over-allotment option be exercised, Mr. Garrett and MBG DaddyRabbit, L.P. will not provide any common shares to be sold pursuant to this option.

  (11)
  Includes (i) 58,824 restricted shares held by Mr. Haas, and (ii) 241,039 restricted shares and 64,999 common shares held by Alaminos, L.P, an entity of which Mr. Haas is a beneficial owner. Excludes restricted share units held by Mr. Haas. All of the common shares being offered are being offered by Alaminos, L.P. and not Mr. Haas. Should the underwriters' over-allotment option be exercised, Alaminos, L.P. will provide up to 6,330 common shares to be sold pursuant to this option.

DESCRIPTION OF SHARE CAPITAL

        The following description of certain provisions of our memorandum of association and bye-laws does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of our memorandum of association and bye-laws. The memorandum of association and bye-laws are incorporated by reference in this prospectus supplement and have been filed or incorporated by reference as exhibits to our Annual Report on Form 10-K/A for the year ended December 31, 2011 and our Registration Statement on Form 8-A dated May 6, 2011, respectively. You should read the memorandum of association and bye-laws for the provisions that are important to you.

General

        We are an exempted company organized under the Bermuda Companies Act. The Bermuda Companies Act differs in some material respects from laws generally applicable to Delaware corporations, which differences have been highlighted in the discussion below.

Share Capital

        Our authorized share capital consists of 2,000,000,000 common shares, par value $0.01 per share, and 200,000,000 preference shares, par value $0.01 per share. As of December 31, 2012, we had 388,691,763 common shares outstanding and no preference shares issued and outstanding.

        Pursuant to our bye-laws, subject to the requirements of the NYSE, our board of directors is authorized to issue any of our authorized but unissued shares. The rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

Common Shares

        Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Subject to preferences that may be applicable to any issued and outstanding preference shares, holders of common shares are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. Holders of common shares have no redemption, sinking fund, conversion, exchange, pre-emption or other subscription rights. In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Preference Shares

        Pursuant to Bermuda law and our bye-laws, our board of directors is authorized to provide for the issuance of one or more series of preference shares having such number of shares, designations, dividend rates, voting rights, conversion or exchange rights, redemption rights, liquidation rights and other powers, preferences and rights as may be determined by the board without any further shareholder approval. Preference shares, if issued, would have priority over common shares with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Although we have no present plans to issue any preference shares, the issuance of preference shares could decrease the amount of earnings and assets available for distribution to the holders of common shares, could adversely affect the rights and powers, including voting rights, of common shares and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Board Composition

        Our bye-laws provides that our board of directors determine the size of the board of directors, provided that it shall be at least five and no more than 15 individuals. Our board of directors currently consists of 11 directors.

        Pursuant to a shareholders agreement entered into by us and affiliates of Warburg Pincus and The Blackstone Group (together with their respective affiliates, our "Investors"), each Investor has the right to designate two nominees (or if the size of the board of directors is increased, 25% of the board, rounded to the nearest whole number) if it beneficially owns (A) 20% or more of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders and (B) 50% or more of the common shares owned by such Investor immediately prior to our initial public offering and one nominee (or if the size of the board of directors is increased, 12.5% of the board, rounded to the nearest whole number) if it beneficially owns 7.5% or more of the issued and outstanding common shares.

Election and Removal of Directors

        Our bye-laws provide that, prior to the first date on which the Investors no longer constitute a group which beneficially owns more than 50% of the issued and outstanding shares entitled to vote, all directors will be up for election each year at our annual general meeting of shareholders. On or after such date, our board of directors will be a classified board divided into 3 classes, with one class coming up for election each year. The election of our directors will be determined by a plurality of the votes cast at the general meeting of shareholders at which the relevant directors are to be elected. Our shareholders do not have cumulative voting rights and accordingly the holders of a plurality of the shares voted can elect all of the directors then standing for election. Our bye-laws require advance notice for shareholders to nominate a director or present proposals for shareholder action at an annual general meeting of shareholders. See "—Meetings of Shareholders."

        Under our bye-laws, prior to the first date on which the Investors no longer constitute a group which beneficially owns more than 50% of the issued and outstanding shares entitled to vote, directors may be removed with or without cause by the affirmative vote of a majority of the issued and outstanding shares entitled to vote. On and after such date, a director may be removed only for cause by the affirmative vote of a majority of the issued and outstanding shares entitled to vote. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors. Any other vacancy, including newly created directorships, may be filled by our board of directors.

Proceedings of Board of Directors

        Our bye-laws provide that our business shall be managed by or under the direction of our board of directors. Our board of directors may act by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. A majority of the total number of directors then in office shall constitute a quorum; provided that, in the case of special meetings, for as long as the Investors collectively beneficially own more than 25% of the issued and outstanding common shares, if at least one director designated by each Investor then entitled to designate a director is not present at a special meeting, such meeting will be postponed for at least 24 hours, after which it may be held as long as a quorum consisting of a majority of the total number of directors is present. The board may also act by unanimous written consent.

Duties of Directors

        Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements: (1) a duty to act in good faith in the best interests of the company; (2) a duty not to make a personal profit from opportunities that arise from the office of director; (3) a duty to avoid conflicts of interest; and (4) a duty to exercise powers for the purpose for which such powers were intended. The Bermuda Companies Act also imposes a duty on directors of a Bermuda company, to act honestly and in good faith, with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Bermuda Companies Act imposes various duties on directors with respect to certain matters of management and administration of the company.

        The Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any director, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against the directors.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a duty of care and a duty of loyalty. The duty of care requires that directors act in an informed and deliberate manner and to inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing the conduct of corporate employees. The duty of loyalty is the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

        Under Bermuda law and our bye-laws, as long as a director discloses a direct or indirect interest in any contract or arrangement with us as required by law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested, unless disqualified from doing so by the chairman of the meeting, and such a contract or arrangement will not be voidable solely as a result of the interested director's participation in its approval. In addition, the director will not be liable to us for any profit realized from the transaction. In contrast, under Delaware law, such a contract or arrangement is voidable unless it is approved by a majority of disinterested directors or by a vote of shareholders, in each case if the material facts as to the interested director's relationship or interests are disclosed or are known to the disinterested directors or shareholders, or such contract or arrangement is fair to the corporation as of the time it is approved or ratified. Additionally, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Indemnification of Directors and Officers

        Bermuda law provides generally that a Bermuda company may indemnify its directors and officers against any loss arising from or liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the company.

        Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our bye-laws provide that the company and the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty.

Meetings of Shareholders

        Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Under Bermuda law and our bye-laws, a special general meeting of shareholders may be called by the board of directors or the chairman and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings of shareholders.

        Unless otherwise provided in our bye-laws, at any general meeting of shareholders the presence in person or by proxy of shareholders representing a majority of the issued and outstanding shares entitled to vote shall constitute a quorum for the transaction of business. Unless otherwise required by law or our bye-laws, shareholder action requires the affirmative vote of a majority of the issued and outstanding shares voting at a meeting at which a quorum is present.

Shareholder Proposals

        Under Bermuda law, shareholders holding at least 5% of the total voting rights of all the shareholders having at the date of the requisition a right to vote at the meeting to which the requisition relates or any group comprised of at least 100 or more shareholders may require a proposal to be submitted to an annual general meeting of shareholders. Under our bye-laws, any shareholders wishing to nominate a person for election as a director or propose business to be transacted at a meeting of shareholders must provide advance notice.

Shareholder Action by Written Consent

        Our bye-laws will provide that, until the first date on which the Investors no longer beneficially own more than 50% of the issued and outstanding shares entitled to vote, shareholders can act by written consent. Thereafter, shareholders can only act at a meeting of shareholders.

Amendment of Memorandum of Association and Bye-laws

        Our memorandum of association and bye-laws provide that our memorandum of association and bye-laws may not be rescinded, altered or amended except with the approval of our board of directors and shareholders owning a majority of the issued and outstanding shares entitled to vote.

Business Combinations

        A Bermuda company may engage in a business combination pursuant to a tender offer, amalgamation or sale of assets.

        The amalgamation of a Bermuda company with another company requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at a meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that an amalgamation must be approved by our board of directors and by shareholders owning a majority of the issued and outstanding shares entitled to vote. Shareholders who did not vote in favor of the amalgamation may apply to court for an appraisal within one month of notice of the shareholders meeting.

        Under the Bermuda Companies Act, we are not required to seek the approval of our shareholders for the sale of all or substantially all of our assets. However, our bye-laws provide that for so long as any of the Investors or their respective affiliates continue to retain the right to designate at least one director of our board of directors any sale, lease or exchange by us of all or substantially all of our assets will require the approval of either (1) our board of directors, acting by a majority (including at least one director designated by each Investor then entitled to designate a director) or (2) our board of directors and shareholders owning a majority of the outstanding shares entitled to vote.

        Under Bermuda law, where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares not owned by the offeror, its subsidiaries or their nominees accept such offer, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders do not have express appraisal rights but are entitled to seek relief (within one month of the compulsory acquisition notice) from the court, which has power to make such orders as it thinks fit. Additionally, where one or more parties hold not less than 95% of the shares of a company, such parties may, pursuant to a notice given to the remaining shareholders, acquire the shares of such remaining shareholders. Dissenting shareholders have a right to apply to the court for appraisal of the value of their shares within one month of the compulsory acquisition notice. If a dissenting shareholder is successful in obtaining a higher valuation, that valuation must be paid to all shareholders being squeezed out.

Dividends and Repurchase of Shares

        Pursuant to our bye-laws, our board of directors has the authority to declare dividends and authorize the repurchase of shares subject to applicable law.

        Under Bermuda law, a company may not declare or pay a dividend if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and its share premium accounts. Issued share capital is the aggregate par value of the company's issued and outstanding shares, and the share premium account is the aggregate amount paid for issued and outstanding shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Under Bermuda law, a company cannot purchase its own shares if there are reasonable grounds for believing that the company is, or after the repurchase would be, unable to pay its liabilities as they become due.

Transactions with Significant Shareholders

        The Bermuda Companies Act does not have, and our bye-laws do not provide for, the equivalent of the "business combination" provisions of Section 203 of the Delaware General Corporate Law.

Corporate Opportunities

        Our bye-laws provide that, to the fullest extent permitted by applicable law, we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time be presented to the investors or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) or business opportunities that such parties participate in or desire to participate in, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to us for breach of any fiduciary or other duty, as a director or controlling shareholder or otherwise, by reason of the fact that such person pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity to us unless, in the case of any such person who is one of our directors, such person fails to present any business opportunity that is expressly offered to such person solely in his or her capacity as our director.

Shareholder Suits

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Our bye-laws contain a provision by virtue of which we and our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Access to Books and Records and Dissemination of Information

        Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association and any amendments thereto. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings of shareholders and the company's audited financial statements. The company's audited financial statements must be presented at the annual general meeting of shareholders. The company's share register is open to inspection by shareholders and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Registrar or Transfer Agent

        A register of holders of the common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by Computershare Trust Company, N.A., who serves as branch registrar and transfer agent.

Listing

        Our common shares are listed on the NYSE under the symbol "KOS."

 CERTAIN TAX CONSIDERATIONS

Bermuda Tax Considerations

        At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

U.S. Federal Income Tax Considerations

        The following is a summary of the material U.S. federal income tax consequences to a U.S. Holder (as defined below) of owning and disposing of our common shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person's decision to acquire our common shares. This summary does not discuss any state, local or foreign tax considerations. This discussion applies only to a U.S. Holder that acquires our common shares pursuant to this offering and holds them as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder's particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  dealers or traders in securities who use a mark-to-market method of tax accounting;

  •
  persons holding our common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to our common shares;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt entities, including "individual retirement accounts"; or

  •
  persons that own or are deemed to own ten percent or more of our voting shares.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common shares.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date of this prospectus, any of which is subject to change, possibly with retroactive effect. U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of our common shares in their particular circumstances.

        A "U.S. Holder" is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our common shares and is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

        As discussed above under "Dividend Policy," we do not currently intend to pay dividends. In the event that we do pay dividends, subject to the passive foreign investment company rules described below, distributions paid on our common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

Sale or Other Disposition of Common Shares

        Subject to the passive foreign investment company rules described below, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of our common shares will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder held our common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

        Based on management estimates and projections of future operations and revenue, we do not believe we will be a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes for our current taxable year and we do not expect to become one in the foreseeable future. In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Because our PFIC status is a factual determination that is made annually and depends on the composition of our income and the composition and value of our assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year.

        If we were a PFIC for any taxable year during which a U.S. Holder held our common shares, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of our common shares would be allocated ratably over the U.S. Holder's holding period for the common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Similar rules would apply to the extent that any distribution received by a U.S. Holder on its common shares exceeds 125% of the average of the annual distributions on the common shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the common shares. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances. If we were a PFIC for any year during which a U.S. Holder held our common shares, we generally would continue to be treated as a PFIC with respect to that holder for all succeeding years during which the U.S. Holder held our common shares, even if we subsequently ceased to meet the requirements for PFIC status. U.S. Holders should consult their tax advisers regarding the potential availability of a "deemed sale" election that would allow them to eliminate the continuation of PFIC status under these circumstances.

        If a U.S. Holder owns our common shares during any year in which we are a PFIC, the holder may be required to file Internal Revenue Service ("IRS") Form 8621 reporting certain distributions it receives from us, as well as any disposition of all or any portion of its common shares. In addition, a U.S. Holder who owns our common shares during any year in which we are a PFIC may be required to file a report with the IRS containing such information as the U.S. Treasury Department may require.

Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

        We have entered into an underwriting agreement with Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named below. Under the terms and subject to the conditions contained in the underwriting agreement, the selling shareholders have agreed to sell to each underwriter named below, and each underwriter has severally agreed to purchase from the selling shareholders, the common shares set forth that underwriter's name:

Underwriter	Number of Shares
Citigroup Global Markets Inc.	8,550,000
Credit Suisse Securities (USA) LLC	8,550,000
Barclays Capital Inc.	5,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,200,000
BNP Paribas Securities Corp.	1,200,000
HSBC Securities (USA) Inc.	1,200,000
SG Americas Securities, LLC	1,200,000
Blackstone Advisory Partners L.P.	900,000
Standard Chartered Securities (Hong Kong) Limited	450,000
Scotia Capital (USA) Inc.	450,000
Credit Agricole Securities (USA) Inc.	375,000
Standard Bank Plc	375,000
Natixis Securities Americas LLC	150,000

Total	30,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the common shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        Certain of the selling shareholders have granted to the underwriters the right to purchase, within a period of 30 days beginning on the date of this prospectus supplement, up to 4,500,000 additional common shares on the same terms and conditions. The number of shares that each selling shareholder will sell should this option be exercised in full is set forth under the heading "Principal and Selling Shareholders". To the extent this right is exercised for a number of shares less than the full amount of the option, the selling shareholders will provide shares to be sold pursuant to this right proportionally. This option may be exercised only to cover any over-allotments.

        The underwriters propose to offer the common shares initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.2475 per common share. After the public offering the representatives may change the public offering price and concession and discount to broker/dealers. The offering of the common shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table summarizes the underwriting discounts and commissions the selling shareholders will pay:

	Per Common Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by the selling shareholders	$0.4125	$0.4125	$12,375,000	$14,231,250

        We estimate that the total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $1,000,000, and will be paid by us.

        We have agreed that we will not, for a period of 90 days after the date of the underwriting agreement (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our common shares or securities convertible into or exchangeable or exercisable for our common shares, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase our common shares or securities convertible into or exchangeable or exercisable for our common shares, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of our common shares or securities convertible into or exchangeable or exercisable for our common shares, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in our common shares or securities convertible into or exchangeable or exercisable for our common shares within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to our common shares or securities convertible into or exchangeable or exercisable for our common shares, or publicly disclose the intention to take any such action, without the prior written consent of the representatives. The restrictions described in this paragraph do not apply to:

  •
  grants of restricted shares, restricted stock units, share options other other equity grants in accordance with the terms of an incentive plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in existence as of the date hereof;

  •
  the issuance of common shares upon the exercise of an option or warrant or the conversion of a security granted under an incentive plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as existing on or otherwise outstanding as of the date hereof;

  •
  the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of an incentive plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in effect on the date hereof; or

  •
  the registration of common shares pursuant to the terms of the registration rights agreement described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in existence as of the date hereof.

        Our officers and directors and the selling shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares or securities convertible into or exchangeable or exercisable for our common shares, whether any of these transactions are to be settled by delivery of our common shares, securities convertible into or exchangeable or exercisable for our common shares, or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or make any demand for or exercise any right with respect to the registration of any of our common shares or securities convertible into or exchangeable for our common shares, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of the underwriting agreement. The restrictions described in this paragraph do not apply to:

  •
  the sale of the common shares by the selling shareholders to the underwriters in connection with this offering;

  •
  transfers or distributions of common shares or any security convertible into common shares (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the transferee or an immediate family member, (iii) by testate or intestate succession, (iv) to general or limited partners, members, or shareholders of the transferor, or to any corporation, partnership, limited liability company or other person or entity that is a direct or indirect affiliate of the transferor or (v) to any corporation, partnership, limited liability company or other business entity with whom the transferor shares in common an investment manager or advisor, in each case who has investment discretionary authority with respect to the transferor's and such other entity's investments pursuant to an investment management, investment advisory or similar agreement, provided that in each case of (i) through (v), each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer;

  •
  transactions relating to common shares or other securities convertible into or exchangeable or exercisable for any common shares acquired in the open market or any directed share program;

  •
  transfers of common shares that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, with respect to any award of equity-based compensation granted pursuant to equity incentive plans;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares or any securities convertible into or exchangeable or exercisable for any common shares, provided that such plan does not permit such transfers during the lock-up period; and

  •
  transactions relating to common shares or any security convertible into or exchangeable or exercisable for any common shares executed under a trading plan pursuant to Rule 10b-1 under the Exchange Act as existing on the date of the underwriting agreement providing for the transfer of common shares or any security convertible into or exchangeable or exercisable for any common shares.

        Certain of our officers, directors and employees have established trading plans pursuant to Rule 10b5-1 and may sell, pledge or otherwise dispose, directly or indirectly, common shares (or securities convertible into or exchangeable for any common shares) during the lock-up period.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Standard Chartered Bank Securities (Hong Kong) Limited and Standard Bank Plc are not U.S. registered broker-dealers, and will not effect any offers or sales of any shares in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Price Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the amount of shares over-allotted by the underwriters is not greater than the amount of shares that they may purchase in the over-allotment option. In a naked short position, the amount of shares involved is greater than the amount of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids, as well as purchasers by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange and, if commenced, may be discontinued at any time.

Conflicts of Interest

        Affiliates of Blackstone Advisory Partners L.P. own in excess of 10% of our outstanding common shares and as selling shareholders will receive part of the net proceeds from this offering. Because Blackstone Advisory Partners L.P. is an underwriter and its affiliates are expected to receive more than 5% of the net proceeds of this offering, Blackstone Advisory Partners L.P. is deemed to have a "conflict of interest" under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market," as defined in Rule 5121, exists for our common shares. Blackstone Advisory Partners L.P. will not make sales to discretionary accounts without the prior written consent of the customer.

Affiliations

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, our affiliates and the selling shareholders, for which they received or will receive customary fees and expenses. For instance, affiliates of certain of the underwriters are lenders under our commercial debt facility and revolving credit facility. In addition, David I. Foley and Prakash A. Melwani, two of our eleven directors, are senior managing directors of The Blackstone Group, of which Blackstone Advisory Partners L.P. is an affiliate. The address of Mr. Foley and Mr. Melwani is c/o The Blackstone

Group, L.P., 345 Park Avenue, New York, New York 10154. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities and/or our instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        The shares are offered for sale in those jurisdictions in the United States, Europe, Asia and the Middle East and elsewhere where it is lawful to make such offers. Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the shares directly or indirectly, or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the shares, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

        This prospectus supplement has been prepared on the basis that any offer of shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") other than offers (the "Permitted Public Offers") which are contemplated in this prospectus supplement and the accompanying prospectus will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. We, the selling shareholders and the underwriters have not authorised, and we, the selling shareholders and the underwriters do not authorise, the making of any offer of shares in circumstances in which an obligation arises for us, the selling shareholders or the underwriters to publish or supplement a prospectus for such offer.

        In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), the underwriters have not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us, the selling shareholders or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has:

  (a)
  only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        In connection with this offering, the underwriters are not acting for anyone other than us and the selling shareholders and will not be responsible to anyone other than us and the selling shareholders for providing the protections afforded to its clients nor for providing advice in relation to this offering.

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

France

        Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1?-or-2?-or 3? of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the shares has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  (ii)
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with the company under section 708(12) of the Corporations Act; or

  (iv)
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of the shares for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Chile

        The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

Switzerland

        This prospectus as well as any other material relating to the common shares does not constitute an issue prospectus pursuant Articles 652a or 1156 of the Swiss Code of Obligations. The common shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the common shares, including, but not limited to, this prospectus, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. None of this offering and the common shares has been or will be approved by any Swiss regulatory authority. The common shares are being offered by way of a private placement to a limited and selected circle of investors in Switzerland without any public offering and only to investors who do not subscribe for the common shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This prospectus as well as any other material relating to the common shares is personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those investors to whom it has been handed out in connection with the offer described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland.

Dubai

        The common shares described in this prospectus may not be, are not and will not be offered, distributed, sold, transferred or delivered, directly or indirectly, to any person in the Dubai International Financial Centre other than in accordance with the Offered Securities Rules of the Dubai Financial Services Authority.

Bahrain

        This offering is restricted in the Kingdom of Bahrain to banks, financial institutions and professional investors and any person receiving this prospectus in the Kingdom of Bahrain and not falling within those categories is ineligible to purchase our common shares.

Saudi Arabia

        This prospectus does not constitute a public offer of securities in the Kingdom of Saudi Arabia and is not intended to be a public offer. No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of our common shares in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. Our common shares may only be offered or sold in the Kingdom of Saudi Arabia in accordance with Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH (corresponding to 4/10/2004) (the "Regulations") and, in accordance with Part 5 (Exempt Offers) Article 1716(a)(3) of the Regulations, common shares will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or its equivalent. Investors are informed that Article 19 of the Regulations places restrictions on secondary market activity with respect to our common shares. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us. Prospective purchasers of the common shares offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

Qatar

        This prospectus does not constitute an invitation or public offer of securities in the State of Qatar and should not be construed as such. This prospectus is intended only for the original recipient and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Kuwait

        No marketing or sale of the common shares may take place in Kuwait unless the same has been duly authorized by the Kuwait Ministry of Commerce and Industry pursuant to the provisions of Law No. 31/1990 and the various ministerial regulations issued thereunder. Persons into whose possession this offering memorandum comes are required to inform themselves about and to observe such restrictions. Investors in Kuwait who approach us or obtain copies of this offering memorandum are required to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of common shares.

United Arab Emirates

        This prospectus is not intended to constitute an offer, sale or delivery of common shares or other securities under the laws of the United Arab Emirates. The common shares have not been and will not be registered under Federal Law No. 4 of 2000 concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other United Arab Emirates exchange. The offering of the common shares and interests therein have not been approved or licensed by the UAE Central Bank or any other licensing authorities in the United Arab Emirates. The common shares may not be, have not been and are not being offered, sold or publicly promoted or advertised in the United Arab Emirates, other than in compliance with laws applicable in the United Arab Emirates governing the issue, offering and sale of securities. Furthermore, the information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise, and is not intended to be a public offer. The information contained in this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of the United Arab Emirates. In relation to its use in the United Arab Emirates, this prospectus is strictly private and confidential, is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The common shares may not be offered or sold directly or indirectly to the public in the United Arab Emirates.

Electronic Distribution

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a principal amount of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

 VALIDITY OF SECURITIES

        The validity of the securities offered by this prospectus supplement is being passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Shearman & Sterling LLP, New York, New York is acting as counsel for the underwriters in this offering. Certain legal matters will be passed upon for certain of the selling shareholders by Simpson Thacher & Bartlett LLP, New York, New York and Vinson & Elkins LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Kosmos Energy Ltd. appearing in Kosmos Energy Ltd.'s Annual Report (Form 10-K/A) for the year ended December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF
INFORMATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access our SEC filings. Other information about us is also on our website at www.kosmosenergy.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC's website and the information on our website do not constitute a part of this prospectus supplement.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

  (a)
  Current Reports on Form 8-K dated May 11, 2012, July 16, 2012 (excluding Item 7.01), November 28, 2012, December 7, 2012, December 20, 2012, December 28, 2012, January 31, 2013 and February 11, 2013 (excluding Items 2.02 and 7.01);

  (b)
  Current Report on Form 8-K/A dated October 5, 2012;

  (c)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

  (d)
  Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2012; and

  (e)
  Annual Report on Form 10-K/A for the year ended December 31, 2011, including portions of our Definitive Proxy Statement on Schedule 14A filed on April 13, 2012, to the extent specifically incorporated by reference into such Annual Report on Form 10-K/A.

        You may request a copy of these filings at no cost, by writing or telephoning us at:

Kosmos Energy Ltd.
c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, TX 75231
Attention: Director of Finance
Telephone: (214) 691-5200

PROSPECTUS

Kosmos Energy Ltd.

Common Shares
Preference Shares
Debt Securities
Warrants
Purchase Contracts
Units

        We may offer from time to time common shares, preference shares, debt securities, warrants, purchase contracts or units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Investing in these securities involves certain risks. See "Risk Factors" beginning on page 5 before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2012

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise stated in this prospectus, the terms Kosmos, "we," "us," and "our" refer to Kosmos Energy Ltd. and its subsidiaries.

KOSMOS ENERGY LTD.

        We are an independent oil and gas exploration and production company currently focused on frontier and emerging areas in Africa and South America. Our asset portfolio includes existing production, major discoveries and exploration prospects offshore Ghana, as well as petroleum contracts with significant hydrocarbon potential offshore Mauritania, Morocco and Suriname and onshore Cameroon. Kosmos is listed on the New York Stock Exchange ("NYSE") and is traded under the ticker symbol "KOS."

        We maintain our registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton, Bermuda HM 11. The telephone number of our registered offices is +1 (441) 295-5950. Our U.S. subsidiary maintains its headquarters at 8176 Park Lane, Suite 500, Dallas, Texas 75231 and its telephone number is +1 (214) 445-9600. Our web site is www.kosmosenergy.com. We are not incorporating the contents of the web site into this prospectus.

 About this Prospectus

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering under this prospectus:

  (a)
  Current Report on Form 8-K dated May 11, 2012;

  (b)
  Definitive Proxy Statement on Schedule 14A dated April 13, 2012;

  (c)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

  (d)
  Annual Report on Form 10-K for the year ended December 31, 2011; and

  (e)
  Registration Statement on Form 8-A dated May 6, 2011.

        You may request a copy of these filings at no cost, by writing or telephoning us at:

Kosmos Energy Ltd.
c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, TX 75231
Attention: General Counsel
Telephone: +1 214 445 9600

        Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our shares are listed on an appointed stock exchange, which includes the NYSE. This prospectus, along with any prospectus supplement, will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus along with any prospectus supplement for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or for the correctness of any of the statements made or opinions expressed in this prospectus and any prospectus supplement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our business and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein completely and with the understanding that our actual future results may be materially different from what we expect.

        Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;

  •
  uncertainties inherent in making estimates of our oil and natural gas data;

  •
  the successful implementation of our and our block partners' prospect discovery and development and drilling plans;

  •
  projected and targeted capital expenditures and other costs, commitments and revenues;

  •
  termination of or intervention in concessions, rights or authorizations granted by the governments of Ghana, Cameroon, Mauritania, Morocco or Suriname (or their respective national oil companies) or any other federal, state or local governments or authorities, to us;

  •
  our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;

  •
  the ability to obtain financing and to comply with the terms under which such financing may be available;

  •
  the volatility of oil and natural gas prices;

  •
  the availability, cost, function and reliability of developing appropriate infrastructure around and transportation to our discoveries and prospects;

  •
  the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

  •
  other competitive pressures;

  •
  potential liabilities inherent in oil and natural gas operations, including drilling risks and other operational and environmental hazards;

  •
  current and future government regulation of the oil and gas industry;

  •
  cost of compliance, and our and our partners' ability to comply, with laws and regulations;

  •
  changes in environmental, health and safety or climate change laws, greenhouse gas regulation or the implementation, or interpretation, of those laws and regulations;

  •
  environmental liabilities;

  •
  geological, reservoir, technical, drilling, production and processing problems;

  •
  military operations, civil unrest, terrorist acts, wars or embargoes;

  •
  the cost and availability of adequate insurance coverage;

  •
  our vulnerability to severe weather events; and

  •
  other risk factors discussed in the "Risk Factors" section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011, in any accompanying prospectus supplement and in other filings made by the us from time to time with the SEC or in materials incorporated herein or therein.

        The words "believe," "may," "will," "aim," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

RISK FACTORS

        An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31, 2012
		Years Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)(2)	N/A	2.0x	N/A	N/A	N/A	N/A

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, plus fixed charges and amortization of capitalized interest and less capitalized interest; and fixed charges include interest expense, capitalized interest, amortization of deferred financing costs and an interest component of rent expense.

(2)
Earnings were inadequate to cover fixed charges by $22.0 million for the three months ended March 31, 2012 and $332.4 million, $79.4 million, $48.5 million and $60.1 million for the years ended December 31, 2010, 2009, 2008 and 2007, respectively.

DESCRIPTION OF SHARE CAPITAL

        The following description of certain provisions of our memorandum of association and bye-laws does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of our memorandum of association and bye-laws. The memorandum of association and bye-laws are incorporated by reference in this registration statement for these securities and have been filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended

December 31, 2011 and our Registration Statement on Form 8-A dated May 6, 2011, respectively. You should read the memorandum of association and bye-laws for the provisions that are important to you.

General

        We are an exempted company organized under the Bermuda Companies Act. The Bermuda Companies Act differs in some material respects from laws generally applicable to Delaware corporations, which differences have been highlighted in the discussion below.

Share Capital

        Our authorized share capital consists of 2,000,000,000 common shares, par value $0.01 per share, and 200,000,000 preference shares, par value $0.01 per share. As of April 30, 2012 we had 390,329,298 common shares issued and outstanding and no preference shares issued and outstanding.

        Pursuant to our bye-laws, subject to the requirements of the NYSE, our board of directors is authorized to issue any of our authorized but unissued shares. The rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

Common Shares

        Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Subject to preferences that may be applicable to any issued and outstanding preference shares, holders of common shares are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. Holders of common shares have no redemption, sinking fund, conversion, exchange, pre-emption or other subscription rights. In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Preference Shares

        Pursuant to Bermuda law and our bye-laws, our board of directors is authorized to provide for the issuance of one or more series of preference shares having such number of shares, designations, dividend rates, voting rights, conversion or exchange rights, redemption rights, liquidation rights and other powers, preferences and rights as may be determined by the board without any further shareholder approval. Preference shares, if issued, would have priority over common shares with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Although we have no present plans to issue any preference shares, the issuance of preference shares could decrease the amount of earnings and assets available for distribution to the holders of common shares, could adversely affect the rights and powers, including voting rights, of common shares and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Board Composition

        Our bye-laws provides that our board of directors determine the size of the board of directors, provided that it shall be at least five and no more than 15 individuals.

        Pursuant to a shareholders agreement entered into by us and affiliates of Warburg Pincus and The Blackstone Group (together with their respective affiliates, our "Investors"), each Investor has the right to designate two nominees (or if the size of the board of directors is increased, 25% of the board, rounded to the nearest whole number) if it beneficially owns (A) 20% or more of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders and (B) 50% or more of the common shares owned by such Investor immediately prior to our initial public offering and one nominee (or if the size of the board of directors is increased, 12.5% of the board, rounded to the nearest whole number) if it beneficially owns 7.5% or more of the issued and outstanding common shares.

Election and Removal of Directors

        Our bye-laws provide that, prior to the first date on which the Investors no longer constitute a group which beneficially owns more than 50% of the issued and outstanding shares entitled to vote, all directors will be up for election each year at our annual general meeting of shareholders. On or after such date, our board of directors will be a classified board divided into 3 classes, with one class coming up for election each year. The election of our directors will be determined by a plurality of the votes cast at the general meeting of shareholders at which the relevant directors are to be elected. Our shareholders do not have cumulative voting rights and accordingly the holders of a plurality of the shares voted can elect all of the directors then standing for election. Our bye-laws require advance notice for shareholders to nominate a director or present proposals for shareholder action at an annual general meeting of shareholders. See "—Meetings of Shareholders."

        Under our bye-laws, prior to the first date on which the Investors no longer constitute a group which beneficially owns more than 50% of the issued and outstanding shares entitled to vote, directors may be removed with or without cause by the affirmative vote of a majority of the issued and outstanding shares entitled to vote. On and after such date, a director may be removed only for cause by the affirmative vote of a majority of the issued and outstanding shares entitled to vote. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors. Any other vacancy, including newly created directorships, may be filled by our board of directors.

Proceedings of Board of Directors

        Our bye-laws provide that our business shall be managed by or under the direction of our board of directors. Our board of directors may act by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. A majority of the total number of directors then in office shall constitute a quorum; provided that, in the case of special meetings, for as long as the Investors collectively beneficially own more than 25% of the issued and outstanding common shares, if at least one director designated by each Investor then entitled to designate a director is not present at a special meeting, such meeting will be postponed for at least 24 hours, after which it may be held as long as a quorum consisting of a majority of the total number of directors is present. The board may also act by unanimous written consent.

Duties of Directors

        Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements: (1) a duty to act in good faith in the best interests of the company; (2) a duty not to make a personal profit from opportunities that arise from the office of director; (3) a duty to avoid conflicts of interest; and (4) a duty to exercise powers for the purpose for which such powers were intended. The Bermuda Companies Act also imposes a duty on directors of a Bermuda company, to act honestly and in good faith, with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Bermuda

Companies Act imposes various duties on directors with respect to certain matters of management and administration of the company.

        The Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any director, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against the directors.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a duty of care and a duty of loyalty. The duty of care requires that directors act in an informed and deliberate manner and to inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing the conduct of corporate employees. The duty of loyalty is the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

        Under Bermuda law and our bye-laws, as long as a director discloses a direct or indirect interest in any contract or arrangement with us as required by law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested, unless disqualified from doing so by the chairman of the meeting, and such a contract or arrangement will not be voidable solely as a result of the interested director's participation in its approval. In addition, the director will not be liable to us for any profit realized from the transaction. In contrast, under Delaware law, such a contract or arrangement is voidable unless it is approved by a majority of disinterested directors or by a vote of shareholders, in each case if the material facts as to the interested director's relationship or interests are disclosed or are known to the disinterested directors or shareholders, or such contract or arrangement is fair to the corporation as of the time it is approved or ratified. Additionally, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Indemnification of Directors and Officers

        Bermuda law provides generally that a Bermuda company may indemnify its directors and officers against any loss arising from or liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the company.

        Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our bye-laws provide that the company and the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty.

Meetings of Shareholders

        Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Under Bermuda law and our bye-laws, a special general meeting of shareholders may be called by the board of directors or the chairman and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings of shareholders.

        Unless otherwise provided in our bye-laws, at any general meeting of shareholders the presence in person or by proxy of shareholders representing a majority of the issued and outstanding shares entitled to vote shall constitute a quorum for the transaction of business. Unless otherwise required by law or our bye-laws, shareholder action requires the affirmative vote of a majority of the issued and outstanding shares voting at a meeting at which a quorum is present.

Shareholder Proposals

        Under Bermuda law, shareholders holding at least 5% of the total voting rights of all the shareholders having at the date of the requisition a right to vote at the meeting to which the requisition relates or any group comprised of at least 100 or more shareholders may require a proposal to be submitted to an annual general meeting of shareholders. Under our bye-laws, any shareholders wishing to nominate a person for election as a director or propose business to be transacted at a meeting of shareholders must provide advance notice.

Shareholder Action by Written Consent

        Our bye-laws provide that, until the first date on which the Investors no longer beneficially own more than 50% of the issued and outstanding shares entitled to vote, shareholders can act by written consent. Thereafter, shareholders can only act at a meeting of shareholders.

Amendment of Memorandum of Association and Bye-laws

        Our memorandum of association and bye-laws provide that our memorandum of association and bye-laws may not be rescinded, altered or amended except with the approval of our board of directors and shareholders owning a majority of the issued and outstanding shares entitled to vote.

Business Combinations

        A Bermuda company may engage in a business combination pursuant to a tender offer, amalgamation or sale of assets.

        The amalgamation of a Bermuda company with another company requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at a meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that an amalgamation must be approved by our board of directors and by shareholders owning a majority of the issued and outstanding shares entitled to vote. Shareholders who did not vote in favor of the amalgamation may apply to court for an appraisal within one month of notice of the shareholders meeting.

        Under the Bermuda Companies Act, we are not required to seek the approval of our shareholders for the sale of all or substantially all of our assets. However, our bye-laws provide that for so long as any of the Investors or their respective affiliates continue to retain the right to designate at least one director of our board of directors any sale, lease or exchange by us of all or substantially all of our assets will require the approval of either (1) our board of directors, acting by a majority (including at least one director designated by each Investor then entitled to designate a director) or (2) our board of directors and shareholders owning a majority of the outstanding shares entitled to vote.

        Under Bermuda law, where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares not owned by the offeror, its subsidiaries or their nominees accept such offer, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders do not have express appraisal rights but are entitled to seek relief (within one month of the compulsory acquisition notice) from the court, which has power to make such orders as it thinks fit. Additionally, where one or more parties hold not less than 95% of the shares of a company, such parties may, pursuant to a notice given to the remaining shareholders, acquire the shares of such remaining shareholders. Dissenting shareholders have a right to apply to the court for appraisal of the value of their shares within one month of the compulsory acquisition notice. If a dissenting shareholder is successful in obtaining a higher valuation, that valuation must be paid to all shareholders being squeezed out.

Dividends and Repurchase of Shares

        Pursuant to our bye-laws, our board of directors has the authority to declare dividends and authorize the repurchase of shares subject to applicable law.

        Under Bermuda law, a company may not declare or pay a dividend if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and its share premium accounts. Issued share capital is the aggregate par value of the company's issued and outstanding shares, and the share premium account is the aggregate amount paid for issued and outstanding shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Under Bermuda law, a company cannot purchase its own shares if there are reasonable grounds for believing that the company is, or after the repurchase would be, unable to pay its liabilities as they become due.

Transactions with Significant Shareholders

        The Bermuda Companies Act does not have, and our bye-laws do not provide for, the equivalent of the "business combination" provisions of Section 203 of the Delaware General Corporate Law.

Corporate Opportunities

        Our bye-laws provide that, to the fullest extent permitted by applicable law, we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time be presented to the Investors or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) or business opportunities that such parties participate in or desire to participate in, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to us for breach of any fiduciary or other duty, as a director or controlling shareholder or otherwise, by reason of the fact that such person pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity to us unless, in the case of any such person who is one of our directors, such person fails to present any business opportunity that is expressly offered to such person solely in his or her capacity as our director.

Shareholder Suits

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Our bye-laws contain a provision by virtue of which we and our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Access to Books and Records and Dissemination of Information

        Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association and any amendments thereto. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings of shareholders and the company's audited financial statements. The company's audited financial statements must be presented at the annual general meeting of shareholders. The company's share register is open to inspection by shareholders and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Registrar or Transfer Agent

        A register of holders of the common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by Computershare Trust Company, N.A., who serves as branch registrar and transfer agent.

Listing

        Our common shares are listed on the NYSE under the symbol "KOS."

 DESCRIPTION OF DEBT SECURITIES

        The debt securities will constitute either senior or subordinated debt of Kosmos. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

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  currencies; or

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  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

 DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preference shares, common shares or any combination of such securities.

FORMS OF SECURITIES

        Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        Registered Global Securities.    We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Kosmos, the trustees, the warrant agents, the unit agents or any other agent of Kosmos, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

 PLAN OF DISTRIBUTION

        Kosmos and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

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  through underwriters or dealers;

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  directly to a limited number of purchasers or to a single purchaser; or

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  through agents.

        The prospectus supplement will state the terms of the offering of the securities, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of such securities and the proceeds to be received by Kosmos, if any;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the securities may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling securityholder to resell common shares or other securities, information with respect to the selling securityholder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

        If Kosmos and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

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  negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        Kosmos and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        Kosmos and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Kosmos at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters and agents may be entitled under agreements entered into with Kosmos and/or the selling securityholders, if applicable, to indemnification by Kosmos and/or the selling securityholders, if applicable, against certain civil liabilities, including, without limitation, liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Kosmos and its affiliates in the ordinary course of business.

        Each series of securities other than our common shares, which is listed on the NYSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common shares, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Conyers Dill & Pearman Limited, our special Bermuda counsel.

EXPERTS

        The consolidated financial statements of Kosmos Energy Ltd. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report given on the authority of such firm as experts in accounting and auditing.

        The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2011 and 2010. The reserve estimates at December 31, 2011 and 2010 are based on reports prepared by Netherland, Sewell & Associates, Inc., independent reserve engineers. These estimates are incorporated by reference into this prospectus in reliance upon the authority of such firm as experts in these matters.